Filed Pursuant to Rule 424(b)(3) and (c)
Registration Number 333-218917

PROSPECTUS SUPPLEMENT NO. 2

(To Reoffer Prospectus dated June 23, 2017)

PETMED EXPRESS, INC.

320,335 shares of Common Stock

This prospectus supplement no. 2 supplements and amends information contained in the reoffer prospectus dated June 23, 2017, as supplemented by the prospectus supplement no. 1 dated November 29, 2019, as it relates to the resale by the Selling Security Holders of our common stock. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the reoffer prospectus, including any amendment or supplement thereto.

Investing in shares of our common stock involves risks. See “Risk Factors” beginning on page 6 of the reoffer prospectus dated June 23, 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 15, 2021

SELLING SECURITY HOLDERS

The following table sets forth the names of the Selling Security Holders (and/or the beneficial owners) and the number of shares of common stock beneficially owned by each of them as of the date of this prospectus supplement.

The table below supplements or amends the table of Selling Security Holders contained on pages 13 and 14 of the reoffer prospectus dated June 23, 2017. Where the name of a Selling Security Holder identified in the table below also appears in the table in the reoffer prospectus, the information set forth in the table below regarding that Selling Security Holder supersedes the information in the reoffer prospectus. Information in the table below with respect to beneficial ownership has been furnished by each of the Selling Security Holders. The shares are being registered to permit public secondary trading of the shares, and Selling Security Holders may offer the shares for resale from time to time. The Selling Security Holders listed in the table below may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act or in the open market after the date on which they provided the information set forth in the table below.

Name and Relationship of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned as of February 15, 2021	Maximum Number of Shares of Common Stock Which may be Offered Pursuant to this Offering	Number of Shares of Common Stock Beneficially Owned Assuming Sale of all Shares Offered Hereby	Percentage of Shares of Common Stock Owned Assuming Sale of all Shares Offered Hereby

Menderes Akdag, Chief Executive Officer, President, Director (1)	337,800	37,800	300,000	1.5%

Gian M. Fulgoni, Director (2)	53,510	18,110	35,400	*

Robert C. Schweitzer, Director, Chairman of the Board (3)	95,834	75,500	20,334	*

Ronald J. Korn, Director (4)	83,333	76,000	7,333	*

Frank J. Formica, Director (5)	55,000	55,000	-	*

Leslie C.G. Campbell	22,500	22,500	-	*
Director (6)

Bruce S. Rosenbloom, Chief Financial Officer, Treasurer (7)	36,525	35,425	1,100	*

(*) less than 1% of the issued and outstanding shares.

(1)

Mr. Akdag’s holdings include 37,800 restricted shares issued under the 2016 Employee Equity Compensation Restricted Stock Plan (“2016 Employee Plan”) which are subject to forfeiture before July 31, 2021, in the event of termination of employment.

(2)

Mr. Fulgoni’s holdings include 18,110 shares issued under the 2015 Outside Director Equity Compensation Restricted Stock Plan (“2015 Director Plan”), of which 2,500 restricted shares are subject to forfeiture before July 27, 2021, 5,000 restricted shares are subject to forfeiture in one-half increments before July 26, 2021 and 2022, and 7,500 restricted shares are subject to forfeiture in one-third increments before July 31, 2021, 2022, and 2023, in the event of cessation of service as a director.

(3)

Mr. Schweitzer’s holdings include 75,500 shares of which 45,500 shares were issued under the 2006 Outside Director Equity Compensation Restricted Stock Plan (“2006 Director Plan”) and 30,000 shares were issued under the 2015 Director Plan, of which 2,500 restricted shares are subject to forfeiture before July 27, 2021, 5,000 restricted shares are subject to forfeiture in one-half increments before July 26, 2021 and 2022, and 7,500 restricted shares are subject to forfeiture in one-third increments before July 31, 2021, 2022, and 2023, in the event of cessation of service as a director.

(4)

Mr. Korn’s holdings include 76,000 shares of which 46,500 shares were issued under the 2006 Director Plan and 29,500 shares were issued under the 2015 Director Plan, of which 2,500 restricted shares are subject to forfeiture before July 27, 2021, 5,000 restricted shares are subject to forfeiture in one-half increments before July 26, 2021 and 2022, and 7,500 restricted shares are subject to forfeiture in one-third increments before July 31, 2021, 2022, and 2023, in the event of cessation of service as a director.

(5)

Mr. Formica’s holdings include 55,000 shares of which 27,000 shares were issued under the 2006 Director Plan and 28,000 shares were issued under the 2015 Director Plan, of which 2,500 restricted shares are subject to forfeiture before July 27, 2021, 5,000 restricted shares are subject to forfeiture in one-half increments before July 26, 2021 and 2022, and 7,500 restricted shares are subject to forfeiture in one-third increments before July 31, 2021, 2022, and 2023, in the event of cessation of service as a director.

(6)

Ms. Campbell’s holdings include 22,500 shares issued under the 2015 Director Plan, of which 2,500 restricted shares are subject to forfeiture before July 27, 2021, 5,000 restricted shares are subject to forfeiture in one-half increments before July 26, 2021 and 2022, and 7,500 restricted shares are subject to forfeiture in one-third increments before July 31, 2021, 2022, and 2023, in the event of cessation of service as a director.

(7)

Mr. Rosenbloom’s holdings include 35,425 shares were issued under the 2016 Employee Plan, of which 3,500 restricted shares are subject to forfeiture before July 27, 2021, 6,300 restricted shares are subject to forfeiture in one-half increments before July 26, 2021 and 2022, and 9,775 restricted shares are subject to forfeiture in one-third increments before July 31, 2021, 2022, and 2023, in the event of termination of employment.